[ART OF MERRILL LYNCH INVESTMENT PARTNERS INC. APPEARS HERE]



ML Principal
Protection L.P.





Monthly Statement November 1998
-------------------------------

[LOGO OF MERRILL LYNCH APPEARS HERE]

                         ML Principal Protection L.P.

The Net Asset Value ("NAV") of ML Principal Protection L.P. (the "Fund") decreased during November. Please see the accompanying summary financial information for the NAV of your series of Units.

                           ------------------------

As of January 1, 1999, the "euro" will be adopted as the common legal currency of participating member states of the European Economic and Monetary Union ("EMU"). The euro and participating member currencies will co-exist through July 1, 2002, with the euro gradually replacing member national currencies. Conversion to the euro will prevent trading in certain currencies and may limit certain Advisors' ability to take advantage of potential market opportunities that might otherwise have existed had separate European currencies been available to trade. Consequently, the conversion to a single currency could adversely affect the performance results of the Fund.


                            ----------------------

                               1998 Year-to-Date
                         Gross Total Trading Results*
                              Through November 30

Agriculture                                 $  (893,006)
Currencies                                    2,569,053
Energy                                         (800,215)
Financial Instruments                         6,510,267
Metals                                       (1,706,363)
Stock Indices                                   736,785
                                            -----------
Total                                       $ 6,416,521

* Before deduction of any fees and charges

FOR THE EXCLUSIVE USE OF INVESTORS IN ML PRINCIPAL PROTECTION L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY A CURRENT PROSPECTUS, AS SUPPLEMENTED, TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.

                          ML Principal Protection L.P.
                               November 30, 1998
                             Statement of Changes
                              in Net Asset Value
                                  (unaudited)

Net Asset Value (749,381.1528 Units) at
  October 31, 1998                                      $ 82,521,349
Net Income/(Loss) for November 1998                         (821,358)
Redemptions of 11,674.2000 Units                          (1,289,051)
                                                        ------------
Net Asset Value (737,706.9528 Units) at
  November 30, 1998                                     $ 80,410,940
                                                        ============
Net Asset Value at November 30, 1998:
          Series A Units                                $     115.45*
                                                        ============
          Series B Units                                $     113.69*
                                                        ============
          Series C Units                                $     108.61*
                                                        ============
          Series D Units                                $     111.17*
                                                        ============
          Series E Units                                $     110.85*
                                                        ============
          Series F Units                                $     108.66*
                                                        ============
          Series G Units                                $     107.39*
                                                        ============
          Series H Units                                $     107.54*
                                                        ============
          Series K Units                                $     109.49
                                                        ============
          Series L Units                                $     106.65
                                                        ============
          Series M Units                                $     108.14
                                                        ============
          Series N Units                                $     104.24
                                                        ============
          Series O Units                                $     104.64
                                                        ============
          Series P Units                                $     106.73
                                                        ============
          Series Q Units                                $      98.69
                                                        ============

* The Net Asset Value per Unit does not include the annual distributions paid to Unitholders.

================================================================================
                          Statement of Income/(Loss)
                                  (unaudited)

                                                          November
                                                          --------
Revenues:
  Realized Profit/(Loss)                               $   360,224
  Change in Unrealized Profit/(Loss)                    (1,131,812)
                                                       ------------
Total Trading Results                                     (771,588)
  Interest Income                                          370,124
                                                       ------------
Total Revenues                                            (401,464)

Expenses:
  Brokerage Commissions                                    414,132
  Administrative Fees                                       17,403
  Allocation of New Profit Share                              (986)
                                                       ------------
Total Expenses                                             430,549
                                                       ------------
Net Income/(Loss) Before Minority Interest                (832,013)
                                                       ------------
  Minority Interest                                         10,655
                                                       ------------
Net Income/(Loss)                                      $  (821,358)
                                                       ============

================================================================================
To the best of the knowledge and belief of the undersigned the information contained in this report is accurate and complete.

                                          /s/ Jo Ann Di Dario

                                          Jo Ann Di Dario
                                          Chief Financial Officer
                                          Merrill Lynch Investment Partners Inc.

Please notify the following of any address changes:

Merrill Lynch Investment Partners Inc.
Merrill Lynch World Headquarters
South Tower
World Financial Center
New York, New York 10080-6106
1-800-765-0995

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